Exhibit 10.10

GRAND HAVANA ENTERPRISES, INC.
1990 Westwood Boulevard, Penthouse
Los Angeles, CA 90025

September 26, 2004

Mr. Harry Shuster
1990 Westwood Boulevard, Third Floor
Los Angeles, California 90025

Dear Mr. Shuster:

When countersigned by you below, this letter will set forth our understanding and constitute our agreement as to the following:

As of September 26, 2004, Grand Havana Enterprises, Inc. (the “Company”) is indebted to you in the total amount of $2,435,050.42, which represents $1,722,974.31 in principal and $712,076.11 in unpaid interest accrued as of the date hereof, as a result of that certain Promissory Note, dated March 1, 2004, in the principal amount of $2,500,900.81 (the “Outstanding Promissory Note”). You hereby acknowledge and agree that the Outstanding Promissory Note is hereby cancelled and terminated effective as of the date hereof, without any further liability or obligations by the Company thereunder and, in consideration for such cancellation and termination, the Company will issue to you a new, unsecured promissory note in the amount of $2,435,050.42.

This letter agreement may be executed in two or more counterparts by original or facsimile signature, each of which when so executed will be deemed to be an original, and all of which together will be deemed to constitute one and the same agreement.

If the foregoing is in accordance with your understanding, please so indicate by signing where provided below and returning one fully-signed copy hereof to us, whereupon this letter will constitute an agreement fully binding on the parties hereto in accordance with its terms under the laws of the State of California.

Very truly yours,

GRAND HAVANA ENTERPRISES, INC., a Delaware corporation

By:	/s/ Stanley Shuster
Name: Stanley Shuster
Title: President

AGREED AND ACCEPTED:

By: /s/ Harry Shuster
Harry Shuster